Sloate, Weisman, Murray & Company, Inc.
                                 230 Park Avenue
                               New York, NY 10169



                                COMPLIANCE MANUAL

                                       AND

                                 CODE OF ETHICS



                                  December 2000


------------------------------------------------------------------------

This Manual the property of Sloate, Weisman, Murray & Company, Inc. (the "Firm") and must be returned to the Firm should an employee's association with the Firm terminate for any reason. The contents of this Manual are confidential and should not be revealed to third parties.

                                TABLE OF CONTENTS


                                                                                                    Page

 Introduction .............................................................................................1

 PART 1: TRADING RESTRICTIONS ............................................................................2

          1.1.       Statement of General Principles.......................................................2
          1.2.       Insider Trading and Manipulative Practices ..........................................2
          1.3.       Client Allocations ..................................................................3
          1.4.       Soft Dollars and Directed Brokerage ................................................ 4
          1.5.       Principal and Agency Cross Transactions ...........................................  5
          1.6.       Front-Running .....................................................................  5
          1.7.       Short-Term Trading ................................................................  5
          1.8.       Initial Public Offerings ..........................................................  6
          1.9.       Private Placements ................................................................  6
          1.10.      Personal Trading: Approvals, Timing and Price .....................................  6
          1.11.      Trading Room ......................................................................  7

 PART II: CLIENT SOLICITATION AND ACCOUNTS ...............................................................7

         2.1.        Advertising and Promotional Materials ...............................................7
         2.2.        Client Accounts--Documentation ......................................................8
         2.3.        Documentation to be Furnished to New Clients/Investors ..............................8
         2.4.        Solicitation Arrangements ...........................................................8
         2.5.        Custody of Client Assets ............................................................9
         2.6.        ERISA ...............................................................................9

 PART III: EMPLOYEE CONDUCT ..............................................................................9
             3.1.           Personal Trading Accounts and Reports ........................................9
         3.2.        Outside Activities ..................................................................9
         3.3.        Conflicts of Interest ...............................................................9
         3.4.        Confidentiality ....................................................................10
          3.5.       Service as a Director ........................................................... .....10
         3.6.        Involvement in Litigation ..........................................................11
         3.7.        Employee Orientation ...............................................................11
         3.8.        Annual Acknowledgment ..............................................................11
          3.9.       Registration. Licensing and Testing Requirements ...................................11

 PART IV: COMPLIANCE ....................................................................................12
             4.1.           Compliance Officers and Supervisory Procedures ..............................12
             4.2.           Dealings with Government and Industry Regulations ...........................12
             4.3.           Recordkeeping................................................................12


                                     ANNEXES

Annex A              POLICIES AND PROCEDURES DESIGNED TO DETECT AND PREVENT
                     INSIDER TRADING

Annex B              ADVERTISING, REFERRAL ARRANGEMENTS
                     AND PRIVATE PLACEMENTS

Annex C              OUTLINE OF BASIC ISSUES AFFECTING
                     INVESTMENT ADVISERS UNDER ERISA

Annex D              RECORDKEEPING REQUIREMENTS



                                    EXHIBITS

Exhibit A            PERSONAL SECURITIES TRADING REQUEST FORM

Exhibit B            EMPLOYEE ANNUAL ACKNOWLEDGMENT FORM

Exhibit C            LIST OF APPROVED COMPLIANCE PERSONNEL

                                            INTRODUCTION

             This Manual has been prepared for persons associated with Sloate, Weisman, Murray & Company, Inc. (the "Firm"). This Manual will enable the Firm to comply with various provisions of the Investment Advisers Act of 1940 (the "Advisers Act"), the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, the Employee Retirement Income Security Act of 1974 ("ERISA"), and rules and regulations adopted by the Securities and Exchange Commission ("SEC") and Department of Labor ("DOL").

             This Manual is written so as to be read and understood by each Employee with respect to such Employee's activities on behalf of the Firm and personally. The Manual is not a comprehensive outline of every regulatory and compliance requirement applicable to the advisory activities of the Firm, but rather is a summary of the legal issues relating to Employee conduct and an outline of general rules and procedures applicable to all Employees of the Firm.

             In order to make it easier to review and understand this Manual, a few terms commonly used throughout the Manual are defined below:

             "Chairman/Chief   Investment   Officer   (CIO)"  means  the  person
identified as such on Exhibit C, as amended from time to time.

             "Client Account" means any client or investment fund as to which or for whom the Firm provides investment advisory or management services, including Amadeus Partners, L.P. ("Amadeus").

             "Compliance Officer" means the person identified as the Compliance Officer (or the substitute of the Compliance Officer), on Exhibit C, as amended from time to time.

             "Employee" means each partner, director, principal or employee of the Firm or a member of the immediate family of such person.

             "Family Member" means any person who is supported by or living in the same household as an Employee, or a trust established for the benefit of such person.

     "Firm" means Sloate, Weisman, Murray & Company, Inc., and any other affiliate entity under common control which is engaged in the business of providing investment advisory or management services.

             "Head Trader" means the person identified as the Head Trader (or the substitute of the Head Trader,) on Exhibit C, as amended from time to time.

             "Permitted Employee Investments" means U.S. Treasury securities, municipal bonds, shares of registered open-ended investment companies, certificates of deposit, commercial paper, foreign exchange contracts and such other money-market or investment instruments authorized by the Compliance Officer, from time to time, as well as investments in Amadeus.

             "Proprietary Account" means a personal investment or trading account of an Employee or a Family Member, an investment or trading account over which an Employee exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Firm or its Employees.

             "Security" shall mean all investment instruments commonly viewed as securities.

             Persons with questions not answered by this Manual should contact the Compliance Officer of the Firm.

                                     PART I

                              TRADING RESTRICTIONS

              1. 1. STATEMENT OF GENERAL PRINCIPLES.

             All Employees owe a fiduciary duty to, among others, the Firm's clients. The interests of clients must always be recognized, be respected and come before those of Employees. In any decision relating to personal investments or other matters, Employees must assiduously avoid serving their own personal interests ahead of any client's interests or taking inappropriate advantage of their position with or on behalf of the Finn. It is critical that employees avoid any situation that might compromise--or appear to compromise--their exercise of fully independent judgment in the interests of the Firm's clients. All personal investment and other activities must not only comport with the Manual and avoid any actual or potential conflicts of interest, but must also abide by the spirit of the Manual and the principles articulated herein.

              1.2.    INSIDER TRADING AND MANIPULATIVE PRACTICES.

              (A)     INSIDER TRADING.

              Federal and state securities laws prohibit any purchase or sale of securities on the basis of material non-public information which was improperly obtained, or where it was obtained under circumstances contemplating that it would not be used for personal gain, and in certain other circumstances. In addition, "tipping" of others about such information is prohibited. The persons covered by these restrictions are not only "insiders" of publicly traded companies, but also any other person who, under certain circumstances, learns of material non-public information about a company, such as Employees, as well as outside attorneys, accountants, consultants or bank lending officers.

             Violation of these restrictions can have severe consequences for both the Firm and its Employees. Trading on insider information or communicating insider information to others is punishable by imprisonment of up to ten years and a criminal fine of up to $1,000,000. In addition, the Firm may be subject to liability for insider trading or "tipping" by Employees. The Firm may also be held liable for failing to take measures to deter securities laws violations where such failure is found to have contributed to or permitted a violation.

             In view of these requirements, the Firm has adopted the general policy that an Employee may not trade in securities of any company about which the Employee possesses, or is aware that the firm possesses, material, non-public information, nor "tip" others about such information. All Employees should exercise care to adhere to this policy and to take all reasonable steps to ensure that the Firm and other Employees adhere to the policy. Employees should immediately inform the Compliance Officer if they become aware of any actual or potential violation of this policy by an Employee.

             Recognizing that this is a complicated subject which is not easily reduced to a few general principles the Firm has prepared and adopted a statement of Policies and Procedures Designed to Detect and Prevent Insider Trading, which is attached as Annex A to this Manual. All Employees must read and adhere to the restrictions outlined in Annex A.

              (B)      MANIPULATIVE PRACTICES.

              Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule lOb-5 under the Exchange Act has been interpreted to proscribe similar trading practices in OTC securities.

              The thrust of these prohibitions against manipulative trading practices is that no Employee should, alone or with others, for either a Client Account or a Proprietary Account:

               (i) engage in trading or apparent trading activity for THE PURPOSE of inducing purchases or sales by others; or

              (ii) engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such "artificial" price level.

              Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) prohibits activity where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply or demand or changes in the intrinsic value of a security.

              1.3.     CLIENT ALLOCATIONS.

              The Firm has a fundamental fiduciary duty to act in the best interests of each Client Account, undivided loyalty to such Client Account., However, since the Finn has multiple Client Accounts, its duty of loyalty to one Client Account may conflict with its duty of loyalty to another, particularly with respect to allocations of trades. In order to resolve the inherent "conflict of interest" among Client Accounts, the Firm has adopted a basic policy to provide equal, fair and consistent treatment to all Client Accounts consistent with the Finn's duty of loyalty to each of its Client Accounts. No Client Account shall receive preferential treatment over any other. In particular, trades may not be allocated to one Client Account over another based on any of the following, or similar, reasons:

(i)      to favor one Client Account at the expense of another;
              (ii) to generate higher fees paid by one Client Account over another or to produce greater performance compensation to the Firm;
(ii)     to develop a relationship with a client or prospective client;
              (iv) to compensate a client for past services or benefits rendered to the Firm or to induce future services or benefits to be rendered to the Firm; or
              (v)     to equalize performance among different Client Accounts.

              For a number of reasons, there will always be differences in invested positions and securities held among various Client Accounts. In addition, different portfolio managers and traders may have responsibility for different Client Accounts and will ordinarily exercise independent judgment regarding the purchase and sale of securities for the Client Accounts for which they are responsible. Purchases and sales may be based on such considerations, as well as on differences among Client Accounts relating to:

               1.   Tax positions;

               2.   Size of Client Account;

               3. Different investment strategies, including social or other policy restrictions expressed by the client and agreed to by the Firm;

               4.   Different risk or investment concentration parameters;

               5. Commission costs of allocating limited purchases or sales among several Client Accounts;

               6.   Different   portfolio  managers'  or  traders'  views  of  a
                    security;

               7.   Supply or demand for a security at a given price level;

               8.   Size of available position;

               9. Specific liquidity requirements or restrictions due to the invested percentage or portion of a Client Account;

               10.  Regulatory restrictions;

               11.  Initial investment of assets for a new Client Account; and

               12.  Liquidation of assets for a terminated Client Account.

             The Firm may establish, from time to time, allocation procedures (an "Allocation Procedure") for two or more Client Accounts when the Firm determines that such Client Accounts should generally participate in certain purchases and sales of securities (a "Buy or Sell Program). An Allocation
Procedure for a Buy or Sell Program may be based on any fair and consistent basis, including rotation systems or PARI PASSU allocation and average prices (with any adjustments determined to be appropriate for small or partial orders). Buy or Sell Programs should be allocated among all Client Accounts which are participating. To the extent practicable, all Client Accounts participating in a Buy or Sell Program should receive equivalent treatment based on the size of the Client Account (as modified by the Firm, from time to time, to take into consideration the notional value or "gearing" of different Client Accounts).

              1.4.    SOFT DOLLARS AND DIRECTED BROKERAGE.

             The Firm presently does not, but may in the future, effect transactions for Client Accounts with broker-dealers who provide research or other services (collectively, "soft-dollar items"). The negotiated commissions paid to broker-dealers supplying soft-dollar items may not represent the lowest obtainable commission rates. In any such arrangement, the amount of the commission paid must be reasonable in relation to the value of the brokerage and soft-dollar items provided by the broker-dealer viewed in terms of either the particular transaction or the Firm's overall responsibilities with respect to Client Accounts. The Firm adheres to the general policy that brokers of the Firm should provide "best execution." and that no commitments will be made to brokers to direct any specific level of commissions to a broker in any specified time period. No soft-dollar arrangements may be entered into by the Firm without the written approval of the Compliance Officer.

             The Firm may, from time to time, allocate commissions to broker-dealers if directed by a client or if for services other than soft-dollar items, provided the service would otherwise be an expense of the particular Client Account which generated the commission. Any allocation of commissions if directed by a client or if for services other thari soft-dollar items should be approved by the Compliance Officer. Other brokerage allocation policies"rinay be adopted for each Client Account, and all questions regarding brokerage allocations should be reviewed with the Head Trader or Compliance Officer.

              1.5.    PRINCIPAL AND AGENCY CROSS TRANSACTIONS.

             Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account, nor may the Firm or an Employee cause one Client Account to sell a Security to another Client Account in a cross transaction.

             With rare exception, a client may request that a Security in one of its Client Accounts be sold or transferred to one of the clients other Client Accounts. In such cases, cross transactions must be effected for cash consideration at the current market price of the Security, based on current sales data relating to transactions of comparable size and only with the approval of the Head Trader and the Compliance Officer and the consent of the client. If no comparable sales data are available on the day in question, then the cross transaction shall be effected at a price equal to the average of the highest current independent bid and lowest current independent offer determined on the basis of reasonable inquiry. No brokerage commission, fee (except for customary transfer fees), or other remuneration shall be paid in connection with any cross transaction, without the approval of, or in accordance with procedures adopted by, each of the Head Trader and the Compliance Officer.

              1.6.    FRONT-RUNNING.

             Without the approval of each of the Head Trader and the Compliance Officer, no Employee may execute a transaction in a Security for a Proprietary Account or for Amadeus ahead of an order for a Client Account for the same Security, same way, or where the Firm is considering same way trades in the Security for Client Accounts. Transactions in options, derivatives or convertible instruments for a Proprietary Account or for Amadeus which are related to a transaction in an underlying Security for a Client Account ("inter-market front-running") are subject to the same restrictions. Notwithstanding the above, the Firm may direct Amadeus, or other funds that it advises, to purchase, on a limited basis, certain Securities which it is researching for potential investment on a broader scale for other Client Accounts.

              1.7.    SHORT-TERM TRADING.

             Ordinarily, Employees are prohibited from short-term trading for Proprietary Accounts; short-term trading being defined as obtaining a profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within a thirty calendar-day period. However, under certain circumstances and on a case by case basis. Employees may engage in short-term trading for Proprietary Accounts with the approval of the Head Trader and the Compliance Officer. Accordingly, short-term trading may be permitted where (i) the Firm wishes to develop expertise in certain trading practices or certain products not currently engaged in for Client Accounts, and the Firm believes Employees may be able to develop such expertise through short-term trading for Proprietary Accounts. (ii) an Employee may be subject to financial hardship if required to maintain a position previously entered into, or (iii) the Head Trader and the Compliance Officer determine that short-term trading would not adversely affect the Firm or Client Accounts. Any profits realized on unauthorized short-term trades may be required to be disgorged in the discretion of the Head Trader and the Compliance Officer.

              1.8.    INITIAL PUBLIC OFFERINGS.

             No Employee may acquire any Securities in an initial public offering ("IPO") for a Proprietary Account or for Amadeus. IPO's may be purchased for, and distributed among, Client Accounts in accordance with the Client Allocation procedures and guidelines set forth above.

              1.9.    PRIVATE PLACEMENTS.

             Without the prior approval of each of the Chairman/CIO and-the Compliance Officer, no Employee may acquire any Securities for a Proprietary Account in a private placement. The factors to be taken into account in this prior approval include, among other considerations, whether the private placement should be reserved for the Firm and its Client Accounts or whether the private placement is being offered to the Employee because of his or her position with the Firm. If an Employee has acquired Securities for a Proprietary Account in a private placement before becoming an Employee of the Firm or with authorization from the Firm, the Employee must disclose that investment when and if he or she participates in the Firm's subsequent consideration of an investment in the issuer. In such a circumstance, the Firm's decision to purchase securities in the issuer will be subject to an independent review by Employees with no personal interest in the issuer.

              1.10.   PERSONAL TRADING: APPROVALS, TIMING AND PRICE.

             Proprietary Accounts must be maintained at the Firm and not at any other- bank or broker-dealer. Trading in such accounts is limited to Permitted Employee Investments.

                   In rare instances, an Employee may request to trade in Securities other than Permitted Employee Investments, such as the sale of Securities acquired by such Employee prior to July 1, 1994. Such transactions must have the prior approval of the Compliance Officer, which may be withheld for any reason or no reason.

             If an Employee is seeking approval to buy or sell a Security for a Proprietary Account during a day in which transactions in such Securities are being made, or are intended to be made for Client Accounts, and, if approval is granted, the Employee must buy or sell its Securities for its Proprietary Account in the same proportion that the Firm is buying or selling that Security on behalf of Clients Accounts and subject to such restrictions as the Compliance Officer may deem appropriate to protect the interests of Client Accounts. Anv transaction may be canceled at the end of the day by the Head Trader and the trade allocated to Client Accounts if determined by the Head Trader or Compliance Officer to be required, and any profits realized on proscribed trades may be required to be disgorged and any losses on proscribed trades must be borne by the Employee.

             A Personal Securities Trading Request Form should be submitted to the Compliance Officer by an Employee to obtain approval for transactions in a Proprietary Account, other than for transactions in Permitted Employee
Investments. A sample Form is attached hereto as Exhibit A. The Compliance Officer shall promptly notify the Employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee. Notification of approval or denial to trade may be verbally given, however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning, it to the Employee within 24 hours of the verbal notification. Approval of a Personal Securities Trading Request shall be valid on the day such approval is granted and the following business day only.

             When an Employee recommends that a Security be bought or sold for a Client Account, such Employee must disclose to the Head Trader whether a position in that Security is currently held in a Proprietary Account. The Head Trader may restrict such Employee from buying or selling the position from any Proprietary Account until a specified period of time after the orders for Client Accounts have been filled and there is no buying or selling program in progress.

             On a monthly basis, or at any other time as may be prudent, the Compliance Officer and the Head Trader shall review all personal trading activity of all Proprietary Accounts. If the Compliance Officer and the Head Trader identifies any trading patterns or personal trading that presents an actual or potential conflict of interest, the Compliance Officer and the Head Trader will recommend that remedial action be taken. Such remedial action may include restrictions on personal trading by the Employee, disgorgement of profits, Employee reprimand and/or Employee dismissal.

              1.11.   TRADING ROOM

             The trading room is physically separate from the sales organization. No Registered Representatives are permitted in the trading room. All orders are confidential and no trader is permitted to divulge trading information to Registered Representatives.

                                     PART II

                        CLIENT SOLICITATION AND ACCOUNTS

              2.1.    ADVERTISING AND PROMOTIONAL MATERIALS.

             The Firm and its Employees are subject to strict requirements under federal laws not to employ any "device, scheme or artifice to defraud any client or prospective client." The SEC interprets this general requirement to restrict the contents of advertising or promotional materials used by the Firm.

         Advertisements include, among other things, communications addressed to more than one person which offers any analysis, report, graph, chart or publication concerning Securities which can be used to determine when to buy or sell Securities or which securities to buy or sell; or any other investment advisory service. This definition covers marketing brochures for investment management services and confidential memoranda for private investment funds. All such advertising materials must be obtained from, or approved by, the Marketing Director.

             The various rules applicable to advertising and promotional materials are quite complex, and are summarized in a general outline on this topic attached in Annex B. All Employees must read and adhere to the restrictions outlined in Annex B. In addition, no Employee may send any promotional material, or make a solicitation presentation, to clients or prospective clients, without first obtaining the approval of the Compliance Officer of the contents thereof.

              2.2.    CLIENT ACCOUNTS--DOCUMENTATION.

             Prior to exercising discretion over a Client Account, the Firm must have in its possession the following documents:

               1. A fully executed investment management agreement with the client containing an accurate description of the fees payable thereunder.

               2. An accurate list of Securities to be transferred to the new Client Account, if any, their fair market value as of the date of transfer and the client's consent to such transfer.

               3. A statement of investment objectives, guidelines and an indication of the client's desires regarding order placement and execution, if any.

               4.   Additionally, in the case of institutional clients:

                      a) A certified resolution of the Board of Directors of the client, or other appropriate evidence of authority, authorizing the appointment of the Firm as an investment adviser.

                      b) A copy of the pension plan (if the client is pension plan), its trust and custodian agreements, and any amendments thereto, and any other similar documents which might relate to the Firm's advisory responsibilities.

             The original executed copy of the investment management agreement and copies of the other foregoing documents should be retained in the Client Account file.

              2.3.    DOCUMENTATION TO BE FUMISHED TO NEW CLIENTS/INVESTORS.

             Prospective clients of, and investors in investment funds advised or managed by, the Firm must be furnished in advance with a copy of the Firm's disclosure statement (Part II of the Form ADV). In addition, investors in investment funds advised or managed by the Firm should be furnished with the following materials with respect to the applicable investment fund:

               1.   The most recent Confidential Memorandum and any attachments;

               2. All communications from the Firm to the investors since the date of the most recent Confidential Memorandum;

               3.   The  most  recent   audited   financial   statement  of  the
                    investment fund and any unaudited statements since the date of the last audited statement; and

               4.   The Subscription Agreement.

               5.   Solicitation Arrangements.

             The Firm may not make a cash payment to any person who solicits new clients on behalf of the Firm. Exceptions to this rule may only be made with the approval of the Chairman/CIO and the Marketing Director.

             2.5.     CUSTODY OF CLIENT ASSETS.

             Neither the Firm nor an Employee should ever maintain custody of assets of a Client Account. If assets for a Client Account inadvertently come into the possession of the Firm or an Employee, as, for example, when a check is sent to the Firm by a client to establish a Client Account or to make a subscription, the asset should be promptly returned to the client or forwarded to a qualified custodian for the Client Account, if one exists, with prompt notification to the client

              2.6.    ERISA.

             The Firm has additional responsibilities with respect any Client Account subject to ERISA. An outline identifying issues arising in connection to Client Accounts subject to ERISA is attached hereto as Annex C and should be reviewed, and the restrictions described therein adhered to, by every Employee.

                                    PART III

                                EMPLOYEE CONDUCT

              3.1.    PERSONAL TRADING ACCOUNTS AND REPORTS.

             Each Employee is required to identify to the Compliance Officer upon hire, all brokerage and commodities trading accounts which constitute a Proprietary Account with respect to such Employee. Each Employee shall arrange to have such accounts closed and have the Securities held in those accounts transferred to an account maintained by the Firm. In addition, each Employee must report to the Compliance Officer any private Securities transactions which are not carried out through brokerage accounts or other accounts not maintained by the Firm. Prior to arranging a personal loan with a financial institution which will be collateralized by Securities, an Employee must obtain the approval of the Compliance Officer. Annually, each Employee is also required to certify to the Compliance Officer, among other things, that he has reported all transactions in all such Proprietary Accounts on the form attached as Exhibit B.

              3.2.    OUTSIDE ACTIVITIES.

             All outside activities conducted by an Employee which either (i) involve a material time commitment or provide for compensation to the Employee or (ii) involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must be approved by the Compliance Officer and the Chairman/CIO, who may require full details concerning the outside activity, including the number of hours involved and the compensation to be received, as a condition of initial or ONGOING approval of such activity.

              3.3.    CONFLICTS OF INTEREST.

             It is a violation of an Employee's duty of loyalty to the Firm for any Employee, without the prior written consent of the Compliance Officer, to:

                    (a) rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Firm as an Employee; or

                    (b) accept, directly or indirectly, from any person, firm, corporation or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account; or

                    (c) participate in entertainment with clients, brokers and other counter- parties unless reasonably related to legitimate business purposes of the Firm; or

                    (d) accept, directly or indirectly, from any person, firm, corporation, association or other entity that does business with or on behalf of the Firm, any gift or other thing of more than DE MINIMIS value; or

                    (e) own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

              3.4.    CONFIDENTIALITY.

             Clients conduct business with the Firm with the expectation that all information and data provided by them or related to the business they conduct with us will be maintained in absolute confidence. All information concerning the business of clients and their transactions, including their identity, must be treated as absolutely confidential and must be confined, even within the Firm. only to those who must have such information in order for the Firm to carry out its engagement or perform its business properly and effectively.

             In addition. information concerning the Firm and its Employees, and their business and transactions, must be treated as absolutely confidential. Each Employee must recognize that the nature of the Firm's business requires that all confidential, secret or proprietary information or records and similar items relating to the business of the Firm (E.G., files, records, compilations, reports, studies, manuals, memoranda, notebooks, documents, correspondence, research identified as confidential, trading activities, trading systems, models, products and strategies. costs and client names), whether prepared by the Employee or otherwise coming into his or her possession, is confidential. Such information, records and similar items may not be shown or disclosed to any person not authorized to receive them, shall remain the exclusive property of the Firm and shall be promptly returned to the Firm upon termination of each Employee.

             3.5.     SERVICE AS A DIRECTOR.

             No Employee may serve on the board of directors of a publicly traded company and, without the prior approval of the Compliance Officer, no Employee may serve on the board of directors of a private company. The determination of an Employee's eligibility to serve on the board of directors shall be based on whether that board service would be consistent with the interests of the Firm and its clients. If board service is authorized, certain safeguards may be implemented including, but not limited to, investment restrictions and/or isolating the Employee serving as a director from those making investment decisions through "Chinese Wall" or other procedures. Prior to accepting an officership or directorship in any charitable or non-profit organization, an Employee must also obtain approval from the Compliance Officer.

              3.6.    INVOLVEMENT IN LITIGATION.

             An Employee should advise the Compliance Officer immediately if she or he becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority.

              3.7.    EMPLOYEE ORIENTATION.

             All new Employees will receive a copy of this Manual and thereafter any updates or revisions thereto. Employees will be advised specifically of the Firm's policies against trading in Securities while in the possession of material non-public information. Employees should contact the Compliance Officer regarding any inquiries pertaining to this manual or the Firm's policies.

             It is extremely important that employees continually educate themselves as to federal and state laws and self-regulat6iry requirements. Memos will be circulated on any important matters and/or changes in the laws or securities regulations. These memos should be maintained as part of this Manual.

              3.8.    ANNUAL ACKNOWLEDGMENT.

             Each Employee shall at least annually sign a written statement in the form of Exhibit B hereto acknowledging his or her receipt and understanding of, and agreement to abide by, the policies described in this Manual, and certifying that he or she has reported all transactions for Propnietary Accounts, as required. Throughout the year, the Compliance Officer will meet with individuals Employees to review and discuss any new rules.

              3.9.    REGISTRATION, LICENSING AND TESTING REQUIREMENTS.

             Each Employee should check with the Compliance Officer to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee's duties and position. These requirements may advise under the Advisers Act, the Commodity Exchange Act, the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, ERISA, rules and regulations adopted by the SEC, CFTC, NFA and DOL. state broker-dealer statutes and state investment adviser statutes.

                                     PART IV

                                   COMPLIANCE

              4.1.    COMPLIANCE OFFICERS AND SUPERVISORY PROCEDURES.

             The Firm shall designate,  from time to time, a Compliance  Officer and a Head Trader and their substitutes, and the names of such persons shall be listed on. Exhibit C hereto. The Compliance Officer shall be responsible for general administration of the policies and procedures set forth in this Manual, other than those specifically designated-for the-Head Trader and/or the Chairman/CIO. The Compliance Officer shall review all reports submitted pursuant to this Manual, answer questions regarding the policies and procedures set forth in the Manual, update this Manual as required, from time to time, and arrange for appropriate records to be maintained, including copies of all reports submitted under this Manual. The Compliance Officer shall also arrange for appropriate briefing of Employees on the policies of the Firm reflected in the Manual, from time to time, as determined to be appropriate by the Compliance Officer.

             The Compliance Officer may waive any requirement of this Manual if the facts and circumstances warrant such waiver.

             The Compliance Officer shall investigate any possible violations of the policies and procedures set forth in this Manual to determine whether sanctions should be imposed, which may include, INTER ALIA, a letter of censure or suspension or termination of employment, or such other course of action as may be appropriate.

             On an annual basis, the Compliance Officer will review and consider the Firm's compliance procedures, the prior year's violations and remedial actions taken, and any proposed updates or changes to this Manual.

             4.2.     DEALINGS WITH GOVERNMENT AND INDUSTRY REGULATORS.

             The securities  industry is highly  regulated.  As a result,  there often is a need for contact with the regulators. If an Employee is contacted by a government official or regulator (for example, SEC, CFTC, NFA, exchanges, state securities commission, or criminal prosecutor's office), whether by telephone, letter or office visit, the Employee may not, under any circurnstances, engage in any discussion or take any other action in response to the contact prior to notifying the Compliance Officer or Seruior Management for advice and counsel.

             It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Such obligations include the filing of appropriate federal, state and local tax returns as well as the filing of any applicable forms or reports required by governmental bodies.

             4.3.     RECORDKEEPING.

             The Firm is subject to extensive recordkeeping requirements under federal and state securities and commodities laws and regulations. In light of the extensive nature of the recordkeeping requirements to which the Firm is subject. these requirements have been summarized in the outline attached hereto as Annex D. Each Employee should be generally familiar with these recordkeeping requirements in order to provide assistance to the Firm in maintaining appropriate records.

ANNEX A

                             POLICIES AND PROCEDURES
                 DESIGNED TO DETECT AND PREVENT INSIDER TRADING

SECTION 1.  POLICY STATEMENT ON INSIDER TRADING.

A.           General.

             The Firm forbids any of its Employees from trading, either personally or on behalf of others, including private accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policies apply to every Employee and extend to activities within and outside their duties at the Firm. Every Employee must read and retain this policy statement. Any questions regarding the Firm's policies and procedures should be referred to the Compliance Officer, who is responsible for the monitoring and application of such policies and procedures.

             TIES POLICY STATEMENT APPLIES TO THE FIRM AND ITS AFFILIATED ENTITIES, AS WELL AS TO THEIR RESPECTIVE EMPLOYEES.

             The term "insider trading" is not defined in the federal securities laws,- but is generally used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communication of material nonpublic information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

          (i) trading by an INSIDER, while in possession of MATERIAL NONPUBLIC INFORMATION;

          (ii) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

          (iii)an insider or a non-insider described in clause (ii) above from communicating material nonpublic information to others.

             The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Officer.

B.           WHO IS AN INSIDER?

             The concept of "Insider" is broad. If the Firm is in possession of material nonpublic information, it may include all Employees of the Finn. In addition, a per-son can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. The Firm may become a temporary insider of a company it advises or for which it performs other services. Temporary insiders can also include, among others, a company's law firm, accounting firm, consulting firm, bank-s and the employees of such organizations.

C.           WHAT IS MATERIAL NON-PUBLIC INFORMATION?

             Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as (i) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions,
(ii) information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of a company's securities, or (iii) information which could cause insiders to change their trading patterns. Information that Employees should consider material includes, without limitation, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and significant new products, services or contracts. Material information can also relate to events or circumstances affecting the market for a company's securities such as information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.

             Information is nonpublic until such time as it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public. In addition, if information is being disseminated to traders generally by brokers or institutional analysts or the Company which has issued the securities which are the subject of such information, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider.

D.           BASES FOR LIABILITY.

             There is no general duty to disclose before trading on material nonpublic information, but such a duty can arise where there is a fiduciary relationship between parties. Outsiders can acquire the fiduciary duties of insiders (i) by entering 'into a confidential relationship with a company through which such outsiders will gain material nonpublic information (EG., attorneys, accountants, underwriters or consultants), or (ii) by becoming "tippees" if the outsiders are aware or should have been aware that they have been given confidential information by an insider who has violated his or her fiduciary duty to the company's shareholders. However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earning, or even evidence of a relationship that suggests a QUID PRO QUO.

             Another basis for insider trading liability is the "misappropriation theory," where liability is established when trading occurs on material nonpublic information that is stolen or misappropriated from another person. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

E.           PENALTIES FOR INSIDER TRADING.

             Penalties for trading on or communicating material nonpublic information are severe. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

               o    civil injunctions

               o    treble damages

               o    disgorgement of profits

               o    jail sentences

               o fines for the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

             In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT THE FIRM'S POLICIES AGAINST INSIDER TRADING.

             The following procedures have been established to help Employees of the Firm avoid insider trading problems, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every Employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about the procedures you should consult the Compliance Officer.

A.           IDENTIFY INSIDE INFORMATION.

             Before trading for Proprietary Accounts or Client Accounts in the securities of a company about which you may have potential inside information, ask yourself the following questions:

             (i) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Is this information which could cause insiders to change their trading habits?

             (ii) Is the information nonpublic? To whom has this information been provided? Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published or by appearing on the wire services?

             If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

               (i)  Report the matter immediately to the Compliance Officer;

               (ii) Do  not  purchase  or  sell  the  securities  on  behalf  of
                    Proprietary Accounts or Client Accounts; and

               (iii)Do not  communicate  the  information  inside or outside the
                    Firm, other than to the Compliance Officer.

             After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or you will be allowed to trade and communicate the information.

B.           RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION.

             Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons Within the Firm except as provided in paragraph A of this Section II. The Firm is establishing this policy to help avoid conflicts, appearances of impropriety and the misuse of confidential, proprietary information. In addition, care should be taken so that all material and nonpublic Information is secure. For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic should be restricted.

C.           DIRECTORSHIPS.

             It should be noted that the SEC has identified special concerns regarding insider trading in context of outside directorships. Accordingly, the Firm's general policy is that no Employee is permitted to serve as a director of a company without the prior written approval of the Compliance Officer.

D.           CONTACTS WITH THIRD PARTIES.

             Requests for information by third parties, such as the press, should be directed to the General Counsel of the Firm.

E.           RESOLVING ISSUES CONCERNING INSIDER TRADING.

             If, after consideration of the items set forth in paragraph A of this Section II, doubt remains as to whether information is material or nonpublic, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, these matters must be discussed with the Compliance Officer before trading or communicating the information to anyone.

SECTION III.  SUPERVISORY PROCEDURES.

             The role of the Compliance Officer is critical to the implementation and maintenance of the Firm's policies and procedures against insider trading. Supervisory procedures can be divided into two classifications: prevention of insider trading and detection of insider trading.

A.           PREVENTION OF INSIDER TRADING.

              To prevent insider trading, the Compliance Officer should:

               (i) from time to time familiarize Employees with the Firm's policies and procedures;

               (ii) answer   questions   regarding   the  Firm's   policies  and
                    procedures;

               (iii)resolve  issues  of  whether  information   received  by  an
                    Employee of the Firm is material and nonpublic;

               (iv) review on a regular basis and update as necessary the Firm's policies and procedures;

               (v) when it has been determined that an Employee of the Finn has material nonpublic information:

                    (a) implement measures to prevent dissemination of such information; and

                    (b) if necessary, restrict Employees from trading in the securities.

              Additionally, the Head Trader should promptly review, and either approve or disapprove, in writing, each request of an Employee for clearance to trade in specified equity security or corporate debt securities.
B.           DETECTION OF INSIDER TRADING.

                    To detect insider  trading,  the Compliance  Officer and the
               Head Trader should:

               (i) review the trading activity of each Proprietary Account and Client Account on a periodic basis; and

               (ii) coordinate such review with other  appropriate  personnel of the Firm.

C.           REPORTS.

             Promptly upon learning of a potential violation of the Firm's Policies and Procedures to Detect and Prevent Insider Trading, the Compliance Officer should prepare a written report to the President and the General Counci1 of the Firm providing full details and recommendations for further action.

ANNEX B

                       ADVERTISING, REFERRAL ARRANGEMENTS
                             AND PRIVATE PLACEMENTS

SECTION I. ADVERTISING UNDER THE INVESTMENT ADVISERS ACT.

     A.      GENERAL.

             The SEC regulates marketing and advertising material used for investment management business and private funds through Rule 206(4), promulgated under Section 206 of the Advisers Act Section 206 of the Advisers Act is the general anti-fraud provision of the Advisers Act Section 206 and Rule 206(4)-l are applicable to all persons falling within the definition of investment advisers, whether or not the adviser is required to registered under the Advisers A.

     B.      DEFINITION OF ADVERTISEMENT UNDER RULE 206(4)-L.

               1. Rule 206(4)-l defines an "advertisement" to include, among other things:

               (a) any letter or written communication addressed to more than one person
               (b)  which offers any of the following:

                    (i)  any analysis, report or publication

                    -    concerning securities, or

                    - which can.be used to determine when to buy or sell securities or which securities to buy or sell;

                    (ii) any graph, chart,  formula or other device which can be used to determine when to buy or sell securities or which securities to buy or sell; or

                    (iii) ANY OTHER INVESTMENT ADVISORY SERVICE.

               2.   This definition is broad enough to cover marketing brochures
                    for   investment   management   services  and   confidential
                    memoranda for private investment funds.

               3. Certain prohibitions under Rule 206(4)-l have particular relevance to private investment fiund. Among other things, the rule prohibits:

               (a) any type OF TESTIMONIAL concerning the adviser or concerning any advice, report or any other service rendered by the adviser. The term "testimonial" is not defined in the
                    Advisers Act or Rule 206(4)-l. The SEC has defined a testimonial as "a statement OF a customer's experience or endorsement". Testimonials are prohibited because they may give rise to a fraudulent or deceptive implication, or mistaken inference, that the experience of the person giving the testimonial is typical of the experience of the adviser's clients.

               (b) PAST RECOMMENDATIONS by the adviser which were or would have been profitable to any person UNLESS:

               (i) A LIST OF ALL RECOMMENDATIONS made by the adviser within the immediately preceding period of not less than one year is provided or offered to be provided. The list must contain:

                    -    the name of each security recommended,

                    - the date and type of recommendation (i.e., buy, sell or hold),

                    -    the market price on the recommendation date,

                    -    the price when the recommendation was acted upon,

                    -the present market price of the security, and

               (ii) on the first page of the brochure  containing  or describing the recommendations, the following statement must appear:

                    IT SHOULD NOT BE ASSUMED THAT RECOMMENDATIONS MADE IN THE FUTURE WILL BE PROFITABLE OR WILL EQUAL THE PERFORMANCE OF THE SECURITIES ON THIS LIST

         (c) any direct or indirect representation that any particular investment program can, in and of itself, be used to determine which securities to buy or sell or when to buy or sell them without prominently disclosing all of the limitations and difficulties associated with such a device.

4.       GENERAL STANDARD FOR ADVERTISING MATERIAL.

          (a) In addition to specifically prohibited advertising practices mentioned above, Paragraph (a)(5) of Rule 206(4)-l prohibits any advertisement which contains "ANY UNTRUE STATEMENT OF A MATERIAL FACTOR WHICH IS OTHERWISE FALSE OR MISLEADING."

          (b)  The   information   must  be   complete.   The  SEC  has  stated:
               "information concerning performance is misleading if it implies something about, or is likely to cause an interference to be drawn concerning, the experience of advisorv clients, the possibility of a prospective client having an investment experience similar to that which the performance data suggests was enjoyed by the adviser's clients, or the advisers competence when there are additional facts known to the investment advisers, or which he ought to know, which if also provided would cause the implication not to anise or prevent the inference from being drawn."

                  (i) Generally, the adviser should disclose size of fund or account (E.G., the material should not simply state that an account appreciated 50% without stating whether it was a $100,000 account or a $100,000,000 account).

                    (ii) It may be relevant to disclose how the market performed during the period. Compare the accounts performance to an index, but disclose any facts bearing on the fairness of the comparison (E.G., nature of index, reinvestment of dividends).

C.       TRACK RECORD PRESENTATION.

         1.      Basic guidelines for presenting actual results.

                    (a) Deduct advisory fees, brokerage or other commissions and any other client expenses.

                    (b) Disclose the effect of any material market or economic conditions on the results.

                    (c) Disclose1whether results reflect the reinvestment of dividends, gains or other earnings.

                    (d)  Disclose the possibility of loss.

                    (e) Disclose all material differences between results and any index used for comparison (E.G., the volatility of the index is greater than that of the portfolio).

                    (f) Disclose material conditions, objectives or investment strategies used to obtain the result (E.G., specific types of equity securities, hedging techniques, etc.).

                    (g) Disclose prominently, if applicable, that the actual results relate to only a select group of the adviser's clients, the basis for the selection and any material effect the selection had on the results.

         2.       Gross Performance vs. Net Performance.

                 General rule is that performance must be shown net of advisory and other fees. However, written performance material used in one-on-one presentations made to sophisticated persons in a private and confidential manner and not made to the public can be presented on a "gross basis" so long as written disclosure at the time of presentation is made:

                    (a) that performance figures do not reflect the deduction of advisory fees,
                    (b) that the client's return will be reduced by such fees and expenses,

                    (c) that the adviser's fees are described in Part If of the adviser's Form ADV, or the equivalent, and

                    (d) an example is provided to the prospective client that shows the effect an advisory fee would have on the total value of the client's account, compounded over a period of years.

                      That utility of this approach is questionable in the private fund area since one-on-one presentations are not always made.

              3.      Track Records from Prior Employment or Other Funds.

                      (a) The SEC permitted an investment company, during its first year of operations, to include in its prospectus and advertisements information about the recent performance of private clients' accounts managed by its investment adviser provided that:

                               (i) any performance information be for all of the advisees private clients' accounts managed with investment objectives, policies and strategies substantially similar to those currently employed by the advisers;

                               (ii) the relative sizes of the Fund and the private clients' accounts were sufficiently comparable to ensure that performance of the accounts would be relevant to potential investors; and

                               (iii) the advertising materials and prospectus made clear that the performance information provided related to the adviser's management of private accounts and thus should not be interpreted as indicative of future performance of the Fund.

                      (b) The SEC has taken the position that the use by an adviser of performance results achieved under a previous employer is not per se misleading provided that:

                    (i) no other individual or entity played a significant part in the performance of the accounts;

                               (ii) where the adviser did not take all of his old accounts to the new employer, the track records of the accounts being shown are not materially different from the results of the accounts that did not come to the new adviser, and

(iii)    the other requirements described above relating to the presentation of
                                                        -
(iv)     performance are met.

SECTION II. REGULATION D AND GENERAL SOLICITATION.

         A.       BACKGROUND.

                    1.   Private  investment  funds are offered  through private
                         placements   exempt   from   registration   under   the
                         Securities Act of 1933.

                    2. Typically, the offering is structured to come within the safe harbor for private placements provided by Regulation D.

         B.       PROHIBITION ON GENERAL SOLICITATION AND GENERAL ADVERTISING.

                    1. Rule 502(c) of Regulation D generally does not permit offers or sales of securities by any form of general solicitation or general advertising.

                    2.   The   terms   "general    solicitation"   or   "general
                         advertising" are not defined in Regulation D.

                    (a)  Focus is on the  relationship  between  the offeror and
                         offerees;   and  the  means  of  communication  to  the
                         offerees.

                    (b) Factors which have been considered in this analysis include:

                    (i) Substantive  pre-existing  relationship between investor and general partner or person acting on general partner's behalf. The relationship should be one that would enable the issuer (or person acting on its behalf to be aware of the financial circumstances or sophistication of the persons with whom the relationship exists or that otherwise are of some substance and duration.

                    (a) The SEC found a substantive pre-existing relationship in an offer to 330 persons who had invested in prior partnerships sponsored by the general partner during the previous three years where the general partner had determined at the time of the original investment that each investor was qualified.

                    (b) General solicitation was found where the general partner of a real estate syndicate solicited not only past participants in its offerings, but the CEOs of 50 Fortune 500 companies whose annual reports the, general partner obtained and a list of physicians in the State of California. "Although the make-up of the lists may indicate that the persons themselves have some degree of investment sophistication or financial well-being, utilization of lists of thousands of persons with no pre-existing relationship to the offeror clearly does not comply with the Limitation of Rule 502(c) on the manner of solicitation."

                    (ii) The offer must generally be personally  directed to the offeree. Non-personal communications have consistently being viewed as a general solicitation, even when the targeted recipients of the communication could reasonably be expected to be qualified investors.

                    (iii)Need basis to believe  that  investor is  sophisticated and, preferably, accredited.

                    (iv) Offers  to  large  number  of  purchasers,  even if all accredited, may constitute general solicitation.

         C.         THE TWO-STEP APPROACH.

                    1. Used by brokerage houses to expand their pools of qualified investors.

                    (a)  Delivery to  potential  new clients of a  questionnaire
                         requesting   detailed   financial   and   qualification
                         information.

                    (i) Initial communications not directed toward the sale of any particular security.

                    (ii) Designed  to  establish  the  necessary   "pre-existing
                         substantive relationship" required by the SEC.

                    (iii) Does not constitute offer to sell securities.

                    (b)  Return of the questionnaire  followed by a "cooling off
                         period"   during  which  no  offers  are  made  to  the
                         recipient. The SEC has not objected to 45-day period.

                    (c)  After the  waiting  period,  offers  can be made on the basis of the substantive relationship, established solely through the completion of the questionnaire provided the new clients response gives "sufficient information to evaluate the prospective offerees' sophistication and financial circumstances."

ANNEX C

                             OUTLINE OF BASIC ISSUES
                    AFFECTING INVESTMENT ADVISERS UNDER ERISA

SECTION 1. OVERVIEW OF ERISA.

     A.   CONCERNS UNDER ERISA ARISE WHEN YOU ARE DEALING WITH "PLAN ASSETS".

     B.   WHAT ARE "PLAN ASSETS"?

          1.   Managed accounts for employee benefit plans.

          2. Entities in which employee benefit plans invest, unless w-v one of the following requirements are satisfied:

               a. Equity interests in the investment vehicle are publicly traded securities.

               b. The investment vehicle is an investment company registered under the Investment Company Act of 1940.

               C. The entity is an "operating company" (e.g., real -estate operating company or venture capital operating company).

               d. Investment in the entity by employee benefit plans is less than 25%.

     C.   WHO IS A FIDUCIARY UNDER ERISA?

          1. A fiduciary under ERISA is a person that meets my of the following requirements:

               a. Exercises discretionary authority or discretionary control with respect to the management of an employee benefit plan.

               b. Exercises any authority or control with respect to the management or control of plan assets.

               C. Renders investment advice for a fee or other compensation with respect to plan assets.

               d. Has discretionary responsibility in the administration of an employee benefit plan.

     D.   WHAT RESPONSIBILITIES DOES A FIDUCIARY HAVE UNDER ERISA?

          1.   A fiduciary is required to do ALL of the following: ---

               a. Act solely in the 'interests of participants and their beneficiaries of the employee benefit plan.

               b.   Act "prudently".

               C. Diversify the investments of the plan to minimize the risk of large losses.

               d.   Act  in  accordance   with  the  documents  and  instruments
                    governing the employee benefit plan, to the extent such documents and instruments are consistent with ERISA.

               e. Maintain the indicia of ownership of plan assets within the jurisdiction of the United States.

         2.       A fiduciary shall not engage in any "prohibited transaction".

E.       WHAT IS A "PROHIBITED TRANSACTION" UNDER ERISA?

          I. The sale, exchange or leasing of property between an employee benefit plan and a "party in interest."

          2. The lending of money or other extension of credit between an employee benefit plan and a "party in interest."

          3. The furnishing of goods, services or facilities between an employee benefit plan and a "party in interest."

          4. The transfer to, or use by or for the benefit of, a "party in interest," of plan assets.

          5. The acquisition of "employer securities" or "employer real property" on behalf of an employee benefit plan.

          6.   The fiduciary's handling of plan assets in his own interest

          7. The fiduciary acting, in any capacity, in a transaction on behalf of a party whose interests are adverse to the interests of the employee benefit plan.

          8. The fiduciary receiving any consideration for his own account from any party dealing with an employee benefit plan in a transaction involving plan assets.

F.       Who is a "party in interest"?

     1. A "Party in interest" is any person or entity that falls within any of the following categories:

          a.   A fiduciary to an employee benefit plan.

          b.   A service provider to an employee benefit plan.

          c. The employer whose employees are covered by an employee benefit plan.

          d.   A union whose members are covered by an employee benefit plan.

          e. An owner of 50% or more of the employer whose employees are covered by an employee benefit plan.

          f. A relative of any individual described in clauses a, b, c, d, or e above.

          g. A corporation, partnership, trust or estate, 50% or more of which is owned by any person described in clauses a, b, c, d, or e above.

          h. An employee, officer, director or 10% shareholder of any person described in clauses b, c, d, e, or g above.

          i A partner or joint venturer that owns 10% or more of a person described in clauses b, c, d, e, or g above.

G. WHAT ARE THE RESPONSIBILITIES OF THE DOL AND THE INTERNAL REVENUE SERVICE (THE "IRS")?

     1. The DOL is responsible for interpreting and enforcing Title I of ERISA, which includes the fiduciary responsibility provisions discussed above. In addition, the DOL has the authority to grant exemptions from ERISA's prohibited transaction provisions and the Internal Revenue Code's related provisions.

     2. The IRS is responsible for collecting the excise taxes that arise in connection. with prohibited transactions.

H.   HOW CAN ONE MINIMIZE THE RISK OF ENGAGING IN A PROHIBITED TRANSACTION?

     1. Identify, to the maximum extent possible, all parties involved in the contemplated transaction and determine if they can be considered, directly or indirectly, parties in interest.

     2. Identify all sources of income that the fiduciary to the plan will be receiving in the transaction.

     3. Identify all other interests in the transaction that the fiduciary has (e.g., fiduciary investing with the employee benefit plan) and whether such interest can create a conflict for the fiduciary.

I. WHAT PENALTIES AND LIABILITIES ARE INVOLVED IF A FIDUCIARY DUTY IS BREACHED OR A PROHIBITED TRANSACTION OCCURS?

     1. A fiduciary is PERSONALLY liable to an employee benefit plan for any losses resulting from a breach of a fiduciary duty or prohibited transaction.

     2. The DOL may, on behalf of an employee benefit plan, assess a 20% penalty based on any amounts recovered, on behalf of an employee benefit plan, by the DOL for a breach of a fiduciary duty or prohibited transaction.

     3. A party in interest involved in a prohibited transaction is subject.to an excise tax equal to 5% per year of the amount involved in the transaction until the transaction is "corrected." If the transaction is not corrected timely, an additional excise tax equal to 100% of the amount involved may be imposed.

     4. A breach of a fiduciary duty subjects the fiduciary to other equitable relief a court may consider appropriate under the circumstances.
          SECTION II. ERISA ISSUES FOR THE SECURITIES INDUSTRY.

          A.   CAN AN INVESTMENT MANAGER RECEIVE A PERFORMANCE-BASED FEE?

               1. As a fiduciary, an investment manager is generally not permitted to deal with an employee benefit plan's assets in his own interest or act on behalf of a party whose interests are adverse to those of the employee benefit plan (i.e., the fiduciary may not act as such if his interest may conflict with those of the plan's). Thus, a fiduciary may not cause the employee benefit plan to pay an additional fee to such fiduciary (or to a person in which such fiduciary has an interest which may affect the exercise of the fiduciary's best judgment as a fiduciary) to provide a service.

               2.   According to DOL advisory  opinions,  an investment  manager
                    may  receive  a  performance-based   fee  if  the  following
                    requirements are met:

                    a. The investment manager is registered as an investment adviser under the Advisers Act.

                    b. The decision to retain the investment manager and to pay a performance-based fee is made by a plan fiduciary who is independent of the investment manager.

                    c. The employee benefit plan has total assets of at least $50 million.

                    d. No more than 10% of the employee benefit plan's total assets are placed under the control of the-investment manager.

                    e. For valuation purposes, securities that have market quotations readily available will be valued accordingly. If market quotations are not readily available, valuation will be made by a qualified party who is independent of the investment manager and who is selected by the employee benefit plan.

                    f. The investment management agreement may be terminated on reasonably short notice under the circumstances.

                    g. The performance fee arrangement complies with the terms and conditions of Rule 205-3 of the SEC.

                    h. The total fee paid to the investment manager does not exceed reasonable compensation for services performed by the investment manager.

                    i.   The  assets  under   management  are  not  invested  in
                         securities for which the investment manager (or an affiliate) is a market-maker.

B. CAN AN INVESTMENT MANAGER EXECUTE TRADES FOR AN EMPLOYEE BENEFIT PLAN THROUGH AN AFFILIATE ACTING IN AN AGENCY CAPACITY?

                    1.   As  noted  above,  a  fiduciary  (e.g.,  an  investment
                         manager)  is not  permitted  to deal  with an  employee
                         benefit  plan's assets in his own interest or to act on
                         behalf of a party whose  interests are adverse to those
                         of the plan. Thus, a
         fiduciary may not cause the employee benefit plan to pay an additional fee to such fiduciary (or to a person in which such fiduciary has an interest which may affect the exercise of the fiduciaries best judgment as a fiduciary) to provide a service. For example, the use of an affiliate of an investment manager to execute trades for an employee benefit plan, and thereby generate brokerage commissions, would constitute a prohibited transaction.

2. Pursuant to a prohibited transaction class exemption granted by the DOL, an investment mananager may execute trades for an employee benefit plan through an affiliate acting in an agency capacity if the following requirements are met:

         a. The fiduciary engaging in the covered transaction is not a plan trustee (other than a nondiscretionary trustee), plan administrator, or employer of any employees covered by the employee benefit plan.

         b. The % covered transaction is performed under a written authorization executed in advance by an independent fiduciary of each employee benefit plan whose assets are involved in the transaction.

         c. The independent authorizing fiduciary for each employee benefit plan must receive a form every year which provides an election to terminate the authorization discussed in paragraph b above, with instructions that include the following information:

                    (1) the authorization is terminable at will and without penalty by the plan; and

                    (2) failure to return the form will result in continued authorization to perform covered transactions.

         d. Within three months before authorization need be made, the independent authorizing fiduciary is supplied with all reasonably available information to determine whether authorization should be made, including, but not limited to:

                    (1)  a  copy  of  Prohibited   Transaction  Class  Exemption
                         86-128;

                    (2) the form for termination of authorization discussed in paragraph c above; and

                    (3) a description of the brokerage placement practices of the affiliate of the investment manager.

e.   The independent authorizing fiduciary must be furnished with either:

                    (1) a confirmation slip for each securities transaction within ten business days of the transaction; or

                    (2) at least once every three months and not later than 45 days following the period to which it relates, a report disclosing:

                    (a) a compilation of each securities transaction executed during the period;

                    (b) a total of all securities transactions, including related charges for covered transactions incurred by the plan during the period; and

                    (c) the amount of the securities transactions, including related charges retained by the affiliate of the investment manager and the amount of charges paid to other persons for execution or other services.

                  f. The independent authorizing fiduciary is furnished at least once a year with the following information and a yearly summary of the transactions executed for the employee benefit plan including the amount of charges incurred by the employee benefit plan for the entire period:

                    (1) a modified description (if practices have materially changed) of the brokerage placement practices of the broker-dealer; and

          (2) a "portfolio turnover ratio" calculated in the manner provided under applicable law.

C. WHAT RESTRICTIONS APPLY IF THE INVESTMENT MANAGER IS A MARKET-MAKER FOR SECURITIES ACQUIRED BY THE PLAN?

          1. As noted above, an employee benefit plan may not, directly or indirectly, buy, sell, or exchange property with a party in interest (e.g., an investment manager). When acquiring securities from a market-maker, it may be unclear whether the market-maker is selling from his own account or as an agent for a third party seller. If the market-maker is selling for his own account (i.e., in a principal capacity) then the purchase of securities by the investment manager on behalf of the employee benefit plan from the market maker would constitute a prohibited transaction because of the status of the investment manager as a party in interest.

          2. Pursuant to a prohibited transaction class exemption granted by the DOL, an employee benefit plan may acquire a limited amount of securities from a market-maker affiliated with the employee benefit plan's investment manager. In order to rely on the class exemption, certain conditions must be satisfied, including the following:

               a. The issuer of such securities must have been in continuous operation for at least three years, unless:

                    (1) such securities are non-convertible debt securities rated in one of the four highest rating categories by at least one nationally recognized statistical rating organization;

                    (2)  such  securities are issued or guaranteed by the United
                         States   or   by   any   person    controlled   by   an
                         instrumentality of the United States; or

                    (3) such securities are fully guaranteed by a person described in this paragraph a.

               b.   As  a  result  of  purchasing   such   securities  from  the
                    market-maker

                    (1) the fair market value of such securities owned by the employee benefit plan does not exceed three percent of the fair market value of the assets of the employee benefit plan; and

                    (2) the fair market value of all securities for which such fiduciary is a market-maker which are owned by the employee benefit plan does not exceed 10% of the fair market value of the assets of the employee benefit plan.

               c. At least one person other than the investment manager is a market- maker with respect to such securities.

               d. The transaction is executed at a net price to the employee benefit plan which is more favorable to the employee benefit plan than that which the investment manager, acting in good faith, reasonably believes to be available at the time of such transaction from all other market-makers with respect to such securities.

D. MAY A BROKER-DEALER EXECUTE TRADES AS A PRINCIPAL WITH AN EMPLOYEE BENEFIT PLAN?

          1. As stated above, an employee benefit plan may not, directly or indirectly, buy, sell, or exchange property with a party in interest. Thus, the purchase or sale of securities by an employee benefit plan from or to a broker-dealer (or an affiliate of such broker-dealer) is a prohibited transaction.

         2. Pursuant to a prohibited transaction class exemption granted by the DOL, a broker-dealer may execute trades as a principal with an employee benefit plan if the following requirements are met:

                    a.   The  broker-dealer   customarily  purchases  and  sells
                         securities for its own account in the ordinary course of its business.

                    b. Such transaction is at least as favorable to the employee benefit plan as an arm's-length transaction with an unrelated party would be, and it was not a prohibited transaction.

                    C. Such broker-dealer is not a fiduciary with respect to the plan. Such broker-dealer is a party in interest with respect to the plan solely because it provides services to such employee benefit plan or is related to such service provider. For purposes of this requirement, a broker-dealer shall not be deemed to be a fiduciary with respect to a plan solely by reason of providing securities custodial services for an employee benefit plan. (Because of an investment manager's fiduciary status, It would be unable to rely on this class exemption to execute trades with an employee benefit plan through one of its affiliates on a principal basis.)

E.       MAY AN EMPLOYEE BENEFIT PLAN ACQUIRE THE SECURITIES OF ITS SPONSORING
         EMPLOYER?

          1. An employee benefit plan may purchase the securities of its sponsor if the securities are "qualifying employer securities." This rule applies regardless of whether the stock in question is common or preferred.

          2.   Stock  will  be  considered   "qualifying   employer  securities"
               provided that, immediately following the acquisition of the stock:

               a. the employee benefit plan does not hold more than 25% of the same class of stock issued and outstanding at the time of the acquisition; and

               b. at least 50% of such aggregate amount in paragraph a above is held by persons independent of the issuer.

         3. The aggregate fair market value of the qualifying employer securities to be purchased plus all other qualifying employer securities and "qualifying employer real property" held by the employee benefit plan cannot exceed 10% of the fair market value of the assets of the employee benefit plan immediately after the purchase.

F.       ARE SOFT DOLLAR ARRANGEMENTS PERMITTED UNDER ERISA?

          1. The DOL has concluded that soft dollar arrangements are permitted under ERISA if such arrangements are within the scope of Section 28(e) of the-, Securities Exchange Act of 1934 ("Section 28(e)"). However, the DOL has expressed concern that soft dollar arrangements outside the scope of Section 28(e) may involve a breach of fiduciary duty under ERISA.

          2. Section 28(e) provides a safe harbor to investment managers who use the commission of their managed accounts to obtain brokerage and investment research services. Specifically, a person who exercises investment discretion with respect to an account shall not be deemed to have acted unlawfully or to have breached a fiduciary duty under federal or state law solely by reason of having his account pay more to a broker-dealer than the lowest available commission if that person determines in good faith that the a-mount of the commission is reasonable in relation to the value of the brokerage and investment research services provided by the broker-dealer. The standard for determining if brokerage and research services are within the confines of this safe harbor is whether the product or service provides lawful and appropriate assistance to the investment manager in the performance of his investment decision-making responsibilities.

               a. The SEC's Division of Market Regulation believes that transactions executed in a principal (including a riskless principal) capacity are not afforded the protection of the
                    Section 28(e) safe harbor. Section 28(e) refers to commissions only and thus does not specifically include mark-ups and mark-downs.

               b. There is a question of whether Section 28(e) covers soft dollar practices in the fixed income and over the counter markets. It does not cover the futures market.

         3. ERISA requires that plan fiduciaries monitor the performance of their investment managers to determine whether their investment managers are meeting their fiduciary obligations.

               a. This obligation extends to an examination of the soft dollar arrangements entered into by the investment managers.

               b. Although investment managers are required to disclose their general practices with regard to soft dollar arrangements, they are not required to disclose the extent to which they engage in such arrangements.

G.       WHAT IS A VENTURE CAPITAL OPERATING COMPANY ("VCOC")?

          1. Generally, a VCOC is a management company that, regardless of the interest owned by employee benefit plans, is not subject to ERISA. The assets of a VCOC are not considered to be plan assets under ERISA. Accordingly, plan assets invested in a VCOC lose their characterization as plan assets.

          2. In order to qualify as a VCOC, the entity must meet ALL of the following requirements:

               a. At least 50% of the entity's assets, valued at cost, must be invested in operating companies (other than VCOCs).

               b. The entity must have or obtain management rights (i.e., contractual rights to substantially participate in, or substantially influence, the management of such operating company).

               C. The entity, in the ordinary course of its business, must actually exercise management rights with respect to one or more of the operating companies in which it invests.

               d.   The VCOC requirements must be satisfied on an annual basis.

H. DOES AN INVESTMENT MANAGER HAVE ANY OBLIGATIONS WITH RESPECT TO THE VOTING OF PROXIES ASSIGNED TO SHARES HELD BY EMPLOYEE BENEFIT PLANS?

         1. If an employee benefit plan provides that an investment manager may be appointed to manage the plan's assets, the investment manager generally will have the fiduciary responsibility and related liability to vote proxies, unless the night to vote proxies is specifically reserved to the trustee or named fiduciary.

         2. The investment manager will have an obligation under ERISA to vote these proxies, unless the investment management agreement expressly precludes the investment manager from voting the proxies.

SECTION III. OTHER CONSIDERATIONS FOR INVESTMENT MANAGERS.

         A.       WHAT IS CO-FIDUCIARY LIABILITY?

                  1. A fiduciary to an employee benefit plan may be liable for a second fiduciary's breach of duty to that employee benefit plan in any of the following situations:

                    a.   The  first  fiduciary  knowingly   participates  in  or
                         knowingly conceals the second fiduciary's breach.

                    b. The first fiduciary's own breach enables the second fiduciary to commit a breach.

                    c. The first fiduciary fails to make reasonable efforts to remedy the second. fiduciary's breach.

         B.       WHAT IS AN INVESTMENT MANAGER FOR PURPOSES OF ERISA?

               1. An investment manager is any entity who is a fiduciary (other than a trustee or named fiduciary), and

                    a. who has the power to manage, acquire, or dispose of any asset of the employee benefit plan;

                    b. who (i) is registered as an investment advisor under the Advisers Act; (ii) is a bank, or (iii) is an insurance company qualified to perform services in more than one state; and

                    c. who has acknowledged in writing that he is a fiduciary with respect to the employee benefit plan.

                  2. A properly appointed investment manager meeting the requirements of paragraph I above can relieve plan trustees from co-fiduciary liability for fiduciary breaches by the investment manager.

     C.   DOES EVERY PERSON WHO DEALS WITH PLAN ASSETS HAVE TO BE BONDED?

               1. ERISA requires every person who handles plan assets and every fiduciary to the employee benefit plan to be bonded.

               2. The following persons are excepted from the above general rule: (i) administrators, officers, and employees of an unfunded employee benefit plan and (ii) certain substantial domestic banks, trust companies, and insurance companies which are subject to supervision or examination by federal or state authorities.

               3. The amount of the bond is generally required to be 10% of the amount of plan assets being handled, but not less than $ 1,000 nor more than $500,000.

               4. The foregoing bonding rules will not apply to the following persons if such persons already maintain a fidelity bond in the form required by each self regulatory organization of which such persons are members and certain minimum limits, with respect to the amount of the bond, are met:

               a. Any broker/dealer registered under the Securities Exchange Act of 1934.

               b.   Any investment advisor registered under the Advisers Act who
                    (i) controls, is controlled by, or is under common control with a broker dealer registered under the Securities Exchange Act of 1934; (ii) does not maintain actual custody or possession of assets of employee benefit plans; and (iii) is named as an additional insured on the registered broker-dealer's bond described in paragraph 4 above.

D.       ARE INDEMNIFICATION PROVISIONS ENFORCEABLE?

          1. As long as the fiduciary remains fully responsible and liable, it is permissible for an indemnification agreement to authorize another party to satisfy, in the same manner as insurance covering, any potential liability of a person who serves in a fiduciary capacity with regard to an employee benefit plan, a liability incurred by the fiduciary.

          2.   Indemnification   agreements   by  the   employee   benefit  plan
               indemnifying fiduciaries of the employee benefit plan are not enforceable.

E.       WHAT ARE THE RULES RELATING TO PROXY VOTING?

         1. The fiduciary responsibilities of managing plan assets include the exercise of all proxy voting rights with respect to any securities held by the plan. Trustees of the plan are generally required to have the authority and responsibility for voting proxies unless the plan documents expressly., provide otherwise or the plan documents grant the named fiduciary the ability to appoint an investment manager to exercise such responsibility.

         2. If a plan's governing documents grant a named fiduciary the discretionary authority to appoint an investment manager, and the right to vote the securities is not otherwise reserved to the trustees or the named fiduciary, then the investment manager would have the fiduciary responsibility under ERISA for the exercise of the proxy voting rights with respect to any in the plan's investment portfolio.

         3. In the exercise of an investment manager' s fiduciary responsibility, attention should be given to the decision process and record keeping related to proxy voting by investment managers holding plan assets. According to the DOL an investment manager has a duty to exercise the same care and prudence with respect to proxy voting as to the financial management of the assets under its control.

ANNEX D

                                                                              Al
RECORDKEEPING REQUIREMENTS                                                   .1,

THE FIRM MUST MAINTAIN THE FOLLOWING BOOKS AND RECORDS:

         A.       FINANCIAL RECORDS:

               1.   Journals (cash receipts and disbursements).

               2. General & auxiliary ledgers (assets, liabilities, reserves, capital income and expense accounts).

                                           1.

               3. Checkbooks, bank statements, cancelled checks and cash reconciliations.

               4.   Bills  or  statements   relating  to  the  business  of  the
                    investment adviser (the "IA") as such (paid or unpaid).

               5. Trial balances, financial statements, and internal audit working papers.

         B.       TRANSACTION RECORDS:

               1. Memoranda of securities purchase and sale orders (purchase, sale, receipt and delivery orders, and modifications or cancellations thereof). Such memoranda shall:

                    a.   Show  the   terms   and   conditions   of  the   order,
                         instruction,. modification or cancellation;

                    b. Identify the person who recommended the transaction and the person who placed the order,

                    c. Show the account name and number, the date of entry, and the executing bank or broker-dealer, and

                    d.   Designate   whether  the  order  was  pursuant  to  the
                         exercise of discretionary power.

               2. Originals of all written communications received and copies of all written communications sent relating to:

                    a. Any recommendation made or proposed, or advice given or proposed;

                    b. Any receipt, disbursement or delivery of funds or securities; or

                    c. The placing or execution of any order to purchase or sell any security.

               3. A list of all accounts in which the IA has discretionary power of attorney, and evidences of the granting of any power of attorney or other discretionary authority.

               4. All written agreements (or copies thereof) entered into by the IA with any client or otherwise relating to the business of the IA, as such.

               5. A record of every transaction in a security in which the IA or any advisory representative (i.e., partner, officer, director, employee who makes recommendations, or affiliated person) has or acquires a direct or indirect beneficial ownership, except transactions over which the IA or its representative has no direct or indirect influence or control, and transactions in securities which are direct obligations of the U.S. Such record shall be made not later than 10 days after the end of the calendar quarter in which the transaction was effected, and shall contain,

                    a.   The title and amount of the securities involved;

                    b.   The date and nature of the transaction;

                    c.   The price;

                    d. The name of the bank or broker-dealer that effected the transaction; and

                    e. (Optional) A statement that the reporting or recording of any such transaction shall not be construed as an admission that the IA or IA representative has any direct or indirect beneficial ownership in the security.

     6. A copy of Part II of Form ADV or other brochure meeting the requirements of the brochure rule, and each amendment or revision thereof, given or sent to any client or prospective client of such investment adviser in accordance with the provisions of Rule 204-3 under the Act, and a record of the dates that each written statement and each amendment or revision thereof, was given, or offered to be given, to any client or prospective client who subsequently becomes a client.

     7. All written acknowledgements of receipt obtained from clients pursuant to Rule 206(4)-3 regarding payments for client solicitations and copies of the disclosure documents delivered to clients by solicitors. In addition, the IA should keep a list of all services and publications received from any third party solicitors and indicate whether payment was made in hard or soft dollars.

     8. All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in any offering memorandum, notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the investment adviser circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with such investment adviser); provided, however, that with respect to the performance of managed accounts, the retention of all account statements, if they reflect all debits, credits, and other transactions in a client's account for the period of the statement, and all worksheets necessary to demonstrate the calculation of the performance or rate of return of all managed accounts shall be deemed to satisfy the requirements of this paragraph.

     9. If an investment adviser has custody or possession of securities or funds of any client, the records required to be made and kept shall include:

          a. A Journal or other record showing all purchases, sales, receipts and deliveries of securities (including certificate numbers) for such accounts and all other debits and credits to such accounts.

          b. A separate ledger account for each such client showing all purchases, sales, receipts and deliveries of securities, the date and price of each such purchase and sale, and all debits and credits.

          c. Copies of confirmations of all transactions effected by or for the account of any such client.

          d. A record for each security in which any such client has a position, which record shall show the name of each such client having any interest in each security, the amount or interest of each such client, and the location of each such security.

     10. Every investment adviser who renders any investment supervisory or management service to any client shall, with respect to the portfolio being supervised or managed and to the extent that the information is reasonably available to or obtainable by the investment adviser, make and keep true, accurate and current:

          a. Records showing separately for each such client the securities purchased and sold, and the date, amount and price of each such purchase and sale.

          b. For each security in which any such client has a current position, information from which the investment adviser can promptly furnish the name of each such client, and the current amount or interest of such client.

11. Any books or records required by this rule may be maintained by the investment adviser in such manner that the identity of any client to whom such investment adviser renders investment supervisory services is indicated by numerical or alphabetical code or some similar designation.

12. All books and records required to be made by an IA who does not have custody or possession of clients' securities or funds, shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years in an appropriate office of the investment adviser.

13. If an IA has custody or possession of securities or funds of any client, books and records shall be maintained and preserved in an easily accessible place for a period of not less than five years, the first two years in an appropriate office of the investment adviser, from the end of the fiscal year during which the investment adviser last published or otherwise disseminated, directly or indirectly, the offering memorandum, notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication.

14. Before ceasing to conduct or discontinuing business, an investment adviser shall arrange for and be responsible for the preservation of the books and records required to be maintained and preserved under this rule for the remainder of the period specified in this rule, and shall notify the Commission in writing, at its principal office of the exact address where such books and records will be maintained during such period.

15. The records may be immediately produced or reproduced by photograph on film or, on magnetic disk, tape or other computer storage medium, and be maintained and preserved for the required time in that form. If records are produced or reproduced by photographic film or computer storage medium, the investment adviser shall:

               a. Arrange the records and index the films or computer storage medium so as to permit the immediate location of any particular record;

               b. Be ready at all times to promptly provide any facsimile enlargement of film or computer printout or copy of the computer storage medium which the SEC by its examiners or other representatives may request;

               c. Store separately from the original one other copy of the film or computer storage medium for the time required;

               d. With respect to records stored on computer storage medium, maintain procedures for maintenance and preservation of, and access to, records so as to reasonably safeguard records from loss, alteration, or destruction;

               e. With respect to records stored on photographic film, at all times have available for SEC examination of its records pursuant to ss. 204 of the Investment Advisers Act of 1940, facilities for immediate, easily readable projection of the film and for producing easily readable facsimile enlargements; and

               f. Maintain and preserve records on computer tape or disk or other computer storage medium which, in the ordinary course of the adviser's business, are created by the adviser on electronic media or are received by the adviser solely on electronic media or by electronic data transmission.

C.       GENERAL DOCUMENTS

          1. The partnership agreement or articles of incorporation by-laws, and corporate minutes and resolutions should contain information that is consistent with the data in the current Form ADV, especially with respect to officers and directors.

          2.   Copies of any no-action interpretations granted to the IA.

          3. With respect to sponsored wrap fee accounts and affiliated mutual funds, the IA shall maintain the following:

               a.   sales  promotion   material  and  all  disclosures  made  to
                    clients;

               b. due diligence forms, e.g., client profiles, questionnaires, etc. and/or description of due diligence procedures used by registered representatives/account executives; and

               c.   training      materials      provided     to      registered
                    representatives/account executives.

          4. A record and description of any litigation-in which the IA has been or is a party to.

          5. A copy of any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication-that the IA circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with such IA), and if such communication recommends the purchase or sale of a specific security and does not state the reasons for such recommendation, a memorandum of the IA indicating the reasons therefor.

          6. A list of all advisory representatives subject to the reporting requirements of personal securities transactions pursuant to Rule 204-2 including all officers, partners, directors, portfolio managers (debt and equity securities) and research analysts (debt and equity securities) including the following information:

               a.   Name and social security number;

               b. Position, title, division (i.e., equities, fixed income; foreign securities);

               c.   Percent ownership of IA's outstanding stock; and

               d.   Affiliations/positions    with   other    corporations    or
                    partnerships and shares or interests held in each.

          7. With respect to any past or present soft-dollar arrangements between the IA and any broker-dealers, the IA should maintain a record of the following:

               a. The name, gross commission paid to and/or the value of the principal transactions executed by each broker-dealer;

               b.   A copy of any written agreement;

               c.   The type of service or research received;

               d.   Total hard dollar cost of such item, if known;

               e.   Total  expected  commissions to pay for service or research;
                    and

               f. Soft-dollar commission rate, e.g., 2 to 1, with respect to each item.

EXHIBIT A

PERSONAL SECURITIES TRADING REQUEST FORM

Name:__________________________________________

Details of Proposed Transaction:

                    Purchase or sale

                    Date of transaction

                    Name of issuer

                    Type of security (e.g., note, common stock, preferred stock)

                    Quantity of shares or units

                    Price per share/units

                    Approximate dollar amount

                    Account for which transaction will be made

                           Name of broker

         Check here if you wish that this form shall not be construed as an admission of direct or indirect beneficial ownership in the Security.

Signature_______________________________________________           Date_________

               You may/may not execute the proposed transaction described above.

Signature_______________________________________________           Date_________

EXHIBIT C

LIST OF APPROVED COMPLIANCE PERSONNEL

TITLE                                                      PERSON

Chairman/CIO                                               LAURA J. SLOATE

Compliance Officer                                         CONCETTA FUSCIELLO

Head Trader                                                MICHAEL ADAMSON